Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the RingCube Technologies, Inc. 2011 Restricted Stock Unit Plan, Novel Labs, Inc. Amended and Restated 2007 Stock Incentive Plan, Novel Labs, Inc. 2011 Restricted Stock Unit Plan, and App-DNA Group Limited 2011 Restricted Stock Unit Plan of our reports dated February 23, 2012, with respect to the consolidated financial statements and schedule of Citrix Systems, Inc. and the effectiveness of internal control over financial reporting of Citrix Systems, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Certified Public Accountants

Boca Raton, Florida

February 23, 2012